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EXHIBIT 21.1

Subsidiaries of Natural Gas Systems, Inc.

Subsidiary	State of incorporation organization	Name under which entity does business
Natural Gas Systems, Inc.	Delaware	Natural Gas Systems
NGS Sub Corp.	Delaware	Natural Gas Systems
ARKLA Petroleum LLC	Louisiana	Arkla Petroleum LLC and Natural Gas Systems

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  EXHIBIT 21.1
Subsidiaries of Natural Gas Systems, Inc.